BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 95TH EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: April 3, 2014 at 5:00 p.m. at Rua Hungria, 1400 – 5th floor, São Paulo, SP. CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: the full complement of board members. RESOLUTIONS ADOPTED: Pursuant to the approval of the Extraordinary and Annual General Meeting held on this date amending the Company’s corporate bylaws, Article 27, for the installation of the Statutory Audit Committee, members of the Board of Directors resolved as follows: 1. Election of the members of the Audit Committee – The following Members of the Board of Directors were appointed, Sergio Ricardo Silva Rosa, as Coordinator and Walter Fontana Filho, as member, both of whom are independent directors. The following was elected as an independent external member: Fernando Dall Acqua, Brazilian, married, agricultural engineer, bearer of ID (RG) number 4.146.438-2, enrolled in the tax register (CPF) under number 655.722.978-87 with commercial address at Rua Hungria, 1400 – 5th floor, São Paulo-SP, who shall also perform the functions of financial expert. These minutes were approved by all the Directors: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; EDUARDO MUFAREJ; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; WALTER FONTANA FILHO. São Paulo-SP, April 3, 2014.

EDINA BIAVA

Secretary